Exhibit 99.1

Contacts:
Hasbro, Inc.

Investor Contact:
Debbie Hancock, 401-727-5401
debbie.hancock@hasbro.com

Press Contact:
Julie Duffy, 401-727-5931
julie.duffy@hasbro.com

Hasbro, Inc. Announces Three Year Contract Extension for Chairman, President and CEO Brian Goldner

PAWTUCKET, R.I.--(BUSINESS WIRE)—December 20, 2016 - Hasbro, Inc. (NASDAQ: HAS) today announced that its Board of Directors has agreed with the Company’s Chairman, President and CEO Brian Goldner to extend the term of his employment agreement another three years through 2020.

"Through the differentiated strategy he has set for Hasbro and the progressive organization he is building, Brian has been instrumental in transforming Hasbro from a traditional toy and game company to a global play and entertainment leader,” said Basil Anderson, the Company’s Lead Independent Director.  “Brian has proven himself to be a strategic visionary and innovative leader and the Board of Directors is confident he is the right individual to lead Hasbro to new levels of success into the future.”

As the Chairman, President and Chief Executive Officer of Hasbro, Inc., Mr. Goldner is responsible for bringing Hasbro’s brand blueprint strategy to life globally through innovative play experiences and engaging storytelling around Hasbro’s premier brands, and the development of long-term relationships with strategic partners. This includes the execution of brands across demographics and consumer touch points including entertainment, digital gaming, marketing and e-commerce, as well as the Company’s burgeoning consumer products business.

“I am honored to have the opportunity to further lead the evolution of this tremendous company and I look forward to building upon the progress and momentum we’ve developed so far,” said Mr. Goldner. “We are in the early stages of unlocking the potential of our brands and our partner brands, and together with our Board, our first-class management team, and our incredibly talented teams around the world, we will continue to create the world's best play experiences and drive enhanced shareholder value.”

Since joining the company in 2000, Mr. Goldner has held a series of leadership positions of increasing responsibility. Prior to being named CEO, he served as Hasbro’s Chief Operating Officer from 2006 to 2008.

Further details on Mr. Goldner’s contract extension may be found in the company's current report on Form 8-K filed today.

About Hasbro

Hasbro (NASDAQ: HAS) is a global play and entertainment company committed to Creating the World's Best Play Experiences. From toys and games to television, movies, digital gaming and consumer products, Hasbro offers a variety of ways for audiences to experience its iconic brands, including NERF, MY LITTLE PONY, TRANSFORMERS, PLAY-DOH, MONOPOLY, LITTLEST PET SHOP and MAGIC: THE GATHERING, as well as premier partner brands. The Company's Hasbro Studios and its film label, Allspark Pictures, are building its brands globally through great storytelling and content on all screens. Through its commitment to corporate social responsibility and philanthropy, Hasbro is helping to make the world a better place for children and their families. Learn more at www.hasbro.com, and follow us on Twitter (@Hasbro & @HasbroNews) and Instagram (@Hasbro).

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